Exhibit 99.1

MarketAxess Reports Second Quarter 2022 Results

NEW YORK | July 20, 2022 - MarketAxess Holdings Inc. (Nasdaq: MKTX) the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced financial results for the second quarter of 2022.

2Q22 Financial and operational highlights*

•   Record levels of estimated market share driving strong growth in trading volume.

•   Record composite corporate bond[1] estimated market share of 20.2%, up from 17.8%, reflecting broad-based estimated market share gains across global credit.

•   Record estimated combined U.S. high-grade and U.S. high-yield market share of 20.9%, up from 19.1% in the prior year.

•   Record estimated market share across U.S. high-yield, emerging markets, Eurobonds and U.S. Treasuries.

•   Revenues of $182.2 million, up 3%.

•   Total expenses of $97.4 million, up 9% on continued investment in the business.

•   $105.2 million in EBITDA and EBITDA margin of 57.7%, up from 56.3%.

•   Diluted EPS of $1.78, includes an $0.11 per share benefit from foreign currency transaction gains.

•   Declared $0.70 per share dividend; repurchased 178,801 shares for a total cost of $48.7 million.

•   Record 1,935 total active clients, up 5%, reflecting the continued expansion of our global liquidity pool.

•   Total trading average daily volume (“ADV”) of $35.4 billion, up 43%, driven principally by a 64% increase in U.S. Treasury ADV to $22.7 billion and a 15% increase in total credit ADV to $12.3 billion.

•   $238 million in estimated transaction cost savings[2] for clients via Open Trading®, our differentiated liquidity pool; $439 million in estimated transaction cost savings[2] year-to-date.

•   Record $23 billion in portfolio trading volume, up from $4 billion in 2Q21 and $14 billion in 1Q22.

Rick McVey, Chairman of the Board and CEO of MarketAxess, commented:

“Record levels of market share in the quarter reflect the strides that we have made over the past year in executing our growth strategy, expanding our geographic diversification and establishing a broader global foundation for growth.

The macro backdrop is now much improved, with credit spreads and credit spread volatility moving back into more historical ranges, driving increased estimated cost savings for clients through Open Trading®, our unique liquidity pool.

We believe that our strong growth in trading volume, broad-based market share gains, both year-over-year and sequentially, and increasing momentum in new product areas, including U.S. Treasuries and municipal bonds, are driving our improved performance.”

*	All comparisons versus second quarter 2021 unless otherwise noted.

Table 1: 2Q22 select financial results

$ in millions, except per share data (unaudited)	Revenues	Operating Income	Operating Margin (%)	Net Income	Diluted EPS	EBITDA	EBITDA Margin (%)
2Q22	$182	$85	47%	$67	$1.78	$105	58%
2Q21	$176	$87	49%	$67	$1.77	$99	56%
2Q22 vs. 2Q21 % Change	3%	(3%)	(291) bps	(1%)	1%	6%	+138 bps

Table 2: 2Q22 trading volume (ADV)

		CREDIT							RATES
$ in millions (unaudited)	Total Volumes	High-Grade	High-Yield	Emerging Markets	Eurobonds	Other Credit Prod.	Total Other Credit	Total Credit	US Govt. Bonds	Agcy./Other Govt. Bonds	Total Rates
2Q22	$35,389	$5,803	$1,771	$2,828	$1,491	$397	$6,487	$12,290	$22,657	$442	$23,099
2Q21	$24,777	$5,143	$1,457	$2,496	$1,463	$105	$5,521	$10,664	$13,850	$263	$14,113
2Q22 vs. 2Q21 % Change	43%	13%	22%	13%	2%	278%	17%	15%	64%	68%	64%

Table 3: 2Q22 Estimated Market Share

	CREDIT						RATES
(unaudited)	High-Grade	High-Yield	High-Grade/High- Yield Combined	Eurobonds	Composite Corporate Bond[1]	Municipals	US Govt. Bonds
2Q22	22.3%	17.3%	20.9%	15.1%	20.2%	3.9%	3.7%
1Q22	20.7%	15.2%	19.1%	12.2%	18.1%	4.3%	3.6%
2Q21	21.1%	14.3%	19.1%	11.7%	17.8%	2.2%	2.3%
2Q22 vs. 2Q21 BPS Change	+120 bps	+300 bps	+180 bps	+340 bps	+240 bps	+170 bps	+140 bps
2Q22 vs. 1Q22 BPS Change	+160 bps	+210 bps	+180 bps	+290 bps	+210 bps	(40) bps	+10 bps

Overview of results

Revenues

Credit

•

U.S. high-grade: Commission revenue of $75.1 million (including $23.5 million in fixed-distribution fees) decreased $2.7 million, or 3%, compared to $77.8 million (including $21.4 million in fixed-distribution fees) in the prior year. Higher trading volumes and an increase in estimated market share were more than offset by lower average fees per million (“FPM”). The decline in average FPM for high-grade to $143.35, compared to $174.11 in the second quarter of 2021, was mainly due to the shorter duration of bonds traded (driven by higher bond yields and shorter years-to-maturity). There have been no changes to the U.S. high-grade fee plan.

•	Increase of approximately +120 basis points in estimated U.S. high-grade market share, from 21.1% in the prior year period.

•

Other credit: Commission revenue of $82.3 million (including $8.1 million in fixed-distribution fees) increased $7.4 million, or 10%, compared to $75.0 million (including $7.9 million in fixed-distribution fees) in the prior year. The increase was driven principally by strong estimated market share gains across all other credit products, slighly offset by lower average FPM. The FPM for other credit products was $185.93, compared to $194.49 in the second quarter of 2021. The decline in other credit FPM was due to a larger percentage of trading volume in local market emerging market bonds which have lower fees per million and dealer migration to fixed-distribution fee plans that command lower transaction fees.

•	Record U.S. high-yield estimated market share of 17.3%, up from 14.3% in the prior year on ADV of $1.8 billion, representing an increase 22%.

•	Record Eurobonds estimated market share of 15.1% on ADV of $1.5 billion, up 2%. Excluding the impact of foreign currency fluctuations, Eurobonds ADV would have increased approximately 13%.

•

Record emerging markets estimated market share on ADV of $2.8 billion, up 13%, with estimated market ADV down 10%. Excluding the impact of foreign currency fluctuations, emerging markets ADV would have increased approximately 14%.

•	Record municipal bond trading volume and ADV of $23.0 billion and $371 million, respectively, driven in part by an approximate 170-basis point increase in estimated market share.

•

Total credit: Commission revenue of $157.4 million increased $4.6 million, or 3%. A 15% increase in credit ADV to $12.3 billion, driven by strong estimated market share gains across credit products, was partially offset by lower average FPM. The average FPM for total credit products was $165.75, compared to $184.62 in the second quarter of 2021, reflecting the impact of lower U.S. high-grade average FPM discussed above.

•	Record total credit trading volume.

•	Record estimated combined U.S. high-grade and U.S. high-yield market share of 20.9%, up from 19.1% in the prior year.

•	Record composite corporate bond[1] estimated market share of 20.2%, up from 17.8%.

•	35% of total credit trading volume was executed via Open Trading.

•	$238 million ($439 million year-to-date) in estimated transaction cost savings[2] for clients delivered via Open Trading, representing $1,030 in average cost savings per million.

•	Record 1.6 million total credit trades executed, up from 1.3 million executed in the prior year.

•	92% of credit volume on the platform was executed by institutional clients.

Rates

•

Total rates commission revenue of $6.1 million increased $2.4 million, or 65%, compared to the prior year, driven by a 64% increase in U.S. Treasury ADV to $22.7 billion on strong estimated market share gains. The average FPM for total rates products was $4.21, compared to $4.07 in the second quarter of 2021.

•	Record U.S. Treasury estimated market share of 3.7%, up from 2.3%.

Information services & post-trade services

•

Combined information and post-trade services revenue of $18.5 million decreased $1.2 million, or 6%, compared to the prior year. The decrease in revenue was principally driven by the impact of currency fluctuations and planned customer attrition in connection with the Regulatory Reporting Hub integration. Adjusting for foreign currency fluctuations, combined information and post-trade services revenue would have increased approximately 3%.

Expenses

•

Total expenses of $97.4 million increased $8.3 million, or 9%. The increase in expenses was driven principally by higher employee compensation and benefits as a result of the increase in headcount, increased investments to enhance the trading system and data products, as well as higher technology and communication expenses due to higher subscription costs, market data expense and platform licensing fees.

Non-operating

•

Other income: Other income was $4.8 million, representing a $5.9 million increase from the prior year. The current quarter included a $5.5 million foreign currency transaction gain that benefited earnings per share by $0.11.

•

Tax rate: The effective tax rate was 25.3%, compared to 21.8% in the prior year. The higher effective tax rate was driven by a $5.7 million decrease in estimated excess tax benefits related to share based compensation awards.

Capital

•	The Company has $324.8 million in cash, cash equivalents and investments; there are no outstanding borrowings under the Company’s credit facility.

•

A total of 178,801 shares were repurchased in the quarter at a cost of $48.7 million. A total of $100.0 million remains under the current authorization by the Company’s Board of Directors (the “Board”).

•	The Board declared a quarterly cash dividend of $0.70 per share, payable on August 17, 2022 to stockholders of record as of the close of business on August 3, 2022.

Other

•	The Company had a record 1,935 total active client firms and a record 982 active international client firms, representing year-over-year increases of 5% and 6%, respectively.

•

Employee headcount was 684 as of June 30, 2022, compared to 637 as of June 30, 2021, and 676 as of December 31, 2021. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation and new trading protocols.

Guidance for 2022

•

Based on the progression of operating expenses year-to-date, the Company is re-confirming its full year 2022 expense guidance range of $385.0 million to $415.0 million and capital expenditure guidance range of $58.0 million to $62.0 million. The Company expects the full year effective tax rate to be at the upper-end of the previously stated range of 24.0% to 26.0%.

Other highlights

•

MarketAxess, Virtu Financial and several leading liquidity providers in the fixed income ETF space, including Citadel Securities, Flow Traders, Jane Street Capital and asset manager BlackRock, announced the formation of a consortium to support the growth of RFQ-hub, a bilateral multi-asset and multi-dealer request for quote platform. RFQ-hub brings asset managers and liquidity providers together to help electronically deliver aggregated and competitive liquidity, streamline workflow and improve pricing with a focus on equity and fixed-income listed and OTC derivatives, structured products and exchange-traded funds.

•

State Street Global Advisors launched the SPDR MarketAxess Investment Grade 400 Corporate Bond ETF (LQIG). The MKTX 400 Index tracks the performance of 400 U.S. dollar denominated investment grade corporate bonds with higher-than-average liquidity relative to the broader U.S. corporate bond market. Powered by MarketAxess’ proprietary liquidity and pricing data – our Relative Liquidity Score and Composite+™ pricing engine – the Index combines actionable liquidity with broad market exposure.

•

MarketAxess and MSCI agreed to enter into a strategic collaboration to create innovative portfolio analytics solutions and co-branded fixed-income indexes incorporating MarketAxess’ liquidity data, including Relative Liquidity Score and Tradability. In addition, MarketAxess plans to leverage MSCI’s ESG ratings to identify and create more liquid and sustainable fixed-income portfolios for its global institutional clients.

[1]

Composite corporate bond estimated market share is defined as combined estimated market share across U.S. high-grade (derived from FINRA TRACE reported data), U.S. high-yield (derived from FINRA TRACE reported data), emerging markets (derived from FINRA TRACE-reportable emerging markets volume) and Eurobonds (derived from MarketAxess TRAX data which is estimated to represent approximately 75% of the total European market) product areas.

[2]

Estimated liquidity taker cost savings is defined as the difference between the winning price and the best disclosed dealer cover price. Estimated liquidity provider cost savings is defined as the difference between the winning price and then current Composite+ bid or offer level (offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and EBITDA margin and GAAP cash flow from operating activities to free cash flow.

Webcast and conference call information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Christopher Gerosa, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 20, 2022 at 10:00 a.m. EDT. To access the conference call, please dial 866-374-5140 (U.S.) and use the PIN/ID 68886811# or 404-400-0571 (international) and use the PIN/ID 68886811#. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 1,900 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through the full trading lifecycle, including automated trading solutions, intelligent data products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to cyber security risks; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

William McBride RF | Binder +1 917 239 6726

Table 4

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$163,463	$156,431	$329,576	$332,269
Information services	9,396	9,844	19,205	19,006
Post-trade services	9,144	9,848	19,056	20,109
Other	226	211	449	414

Total revenues	182,229	176,334	368,286	371,798

Expenses
Employee compensation and benefits	45,435	40,732	93,191	88,820
Depreciation and amortization	15,240	13,097	30,414	24,876
Technology and communications	12,490	10,544	24,682	20,580
Professional and consulting fees	8,920	10,704	18,541	20,344
Occupancy	3,700	3,300	7,087	6,617
Marketing and advertising	2,949	3,128	4,738	4,332
Clearing costs	4,263	4,372	8,838	9,066
General and administrative	4,444	3,280	7,903	6,512

Total expenses	97,441	89,157	195,394	181,147

Operating income	84,788	87,177	172,892	190,651
Other income (expense)
Investment income	254	107	313	214
Interest expense	(337)	(171)	(510)	(362)
Equity in earnings of unconsolidated affiliate	191	—	191	—
Other, net	4,682	(1,060)	7,111	(2,649)

Total other income (expense)	4,790	(1,124)	7,105	(2,797)

Income before income taxes	89,578	86,053	179,997	187,854
Provision for income taxes	22,656	18,765	48,306	40,109

Net income	$66,922	$67,288	$131,691	$147,745

Per Share Data:
Net income per common share
Basic	$1.78	$1.79	$3.52	$3.94
Diluted	$1.78	$1.77	$3.49	$3.87
Cash dividends declared per common share	$0.70	$0.66	$1.40	$1.32
Weighted-average common shares:
Basic	37,529	37,508	37,456	37,489
Diluted	37,608	38,104	37,716	38,129

Table 5

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$51,576	$56,413	$104,454	$121,769
Other credit [1]	74,226	67,074	150,030	145,973

Total credit	125,802	123,487	254,484	267,742
Rates [2]	6,020	3,612	12,211	7,755

Total transaction fees	131,822	127,099	266,695	275,497

Distribution Fees
U.S. high-grade	23,496	21,373	46,522	42,343
Other credit[1]	8,096	7,895	16,248	14,299

Total credit	31,592	29,268	62,770	56,642
Rates[2]	49	64	111	130

Total distribution fees	31,641	29,332	62,881	56,772

Total commissions	$163,463	$156,431	$329,576	$332,269

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$145.93	$179.02	$151.87	$182.21
U.S. high-grade - floating-rate	48.15	36.40	50.12	41.19

Total U.S. high-grade	143.35	174.11	148.82	177.13
Other credit [1]	185.93	194.49	186.85	198.36

Total credit	165.75	184.62	169.11	188.11
Rates[2]	4.21	4.07	4.05	3.86

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

Table 6

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	June 30, 2022	December 31, 2021
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$290,544	$506,735
Cash segregated under federal regulations	50,276	50,159
Investments, at fair value	34,297	36,078
Accounts receivable, net	87,475	63,881
Receivables from broker-dealers, clearing organizations and customers	617,817	408,346
Goodwill	154,789	154,789
Intangible assets, net of accumulated amortization	105,607	116,377
Furniture, equipment, leasehold improvements and capitalized software, net	93,255	96,061
Operating lease right-of-use assets	68,602	70,960
Prepaid expenses and other assets	65,048	27,066

Total assets	$1,567,710	$1,530,452

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$35,685	$59,719
Payables to broker-dealers, clearing organizations and customers	375,211	229,325
Income and other tax liabilities	27,660	40,456
Accounts payable, accrued expenses and other liabilities	42,797	71,218
Operating lease liabilities	85,555	88,425

Total liabilities	566,908	489,143

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	325,047	330,262
Treasury stock	(320,252)	(232,712)
Retained earnings	1,035,723	956,966
Accumulated other comprehensive loss	(39,839)	(13,330)

Total stockholders’ equity	1,000,802	1,041,309

Total liabilities and stockholders’ equity	$1,567,710	$1,530,452

Table 7

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$66,922	$67,288	$131,691	$147,745
Add back:
Interest expense	337	171	510	362
Provision for income taxes	22,656	18,765	48,306	40,109
Depreciation and amortization	15,240	13,097	30,414	24,876

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	$105,155	$99,321	$210,921	$213,092

EBITDA margin[1]	57.7%	56.3%	57.3%	57.3%

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$93,637	$96,726	$69,907	$73,567
Exclude: Net change in trading investments	—	11,064	—	5,569
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(20,376)	(26,596)	48,166	66,774
Less: Purchases of furniture, equipment and leasehold improvements	(1,285)	(5,552)	(2,681)	(9,809)
Less: Capitalization of software development costs	(9,136)	(8,384)	(18,561)	(16,459)

Free cash flow	$62,840	$67,258	$96,831	$119,642

[1]	EBITDA margin is derived by dividing EBITDA by revenue for the applicable period.

Table 8

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$350,296	$312,858	$680,854	$662,673
U.S. high-grade - floating-rate	9,489	11,153	21,024	24,779

Total U.S. high-grade	359,785	324,011	701,878	687,452
Other credit	399,209	344,865	802,927	735,885

Total credit	758,994	668,876	1,504,805	1,423,337

Rates	1,431,595	888,267	3,012,829	2,009,135

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$5,803	$5,143	$5,660	$5,544
Other credit	6,487	5,521	6,487	5,935

Total credit	12,290	10,664	12,147	11,479

Rates	23,099	14,113	24,297	16,203

Number of U.S. Trading Days [1]	62	63	124	124
Number of U.K. Trading Days [2]	60	61	123	124

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.